Exhibit 10.13

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into on this 21st day of January, 2015 (the “Effective Date”), by and among OnCyte, LLC, a Delaware company (the “Company”), Celdara Medical, LLC, a Delaware limited liability company (the “Seller”) and Cardio3 Biosciences S.A, a corporation organized under the laws of Belgium (“C3BS”).

WHEREAS, the Seller currently owns the Transferred Assets (as defined herein);

WHEREAS, the Seller desires to sell to the Company, and the Company desires to purchase from the Seller, all of the Transferred Assets, in exchange for all the membership interests in the Company (the “Company Shares”), constituting all of the issued and outstanding equity of the Company, and other consideration set forth herein and on other terms and subject to the conditions set forth herein;

WHEREAS, concurrently with this Agreement, the Seller and C3BS will enter into a Stock Purchase Agreement (the “Stock Purchase Agreement”) pursuant to which C3BS will purchase from the Seller, and the Seller will sell to C3BS, all of the Company Shares (the “Stock Purchase”); and

WHEREAS, after the Stock Purchase, C3BS intends to carry on the business of developing and commercializing chimeric-antigen receptor T-cell immunotherapy products for oncology applications (the “Business”) utilizing the Clinical OnCyte Assets (as defined herein) and the Preclinical OnCyte Assets (as defined herein); and

WHEREAS, concurrently with this Agreement, the Seller and C3BS will enter into a R&D Service Agreement (the “R&D Service Agreement”) outlining each party’s responsibilities with regard to development of Products (as defined herein) after the date hereof.

NOW, THEREFORE, for and in consideration of the mutual agreements of the parties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, and upon the terms set forth herein, agree as follows:

1. Definitions.

(a) “Affiliate” means any entity directly or indirectly controlled by, controlling or under common control with, a party to this Agreement. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means (a) beneficial ownership of more than 20% of the voting securities or other ownership interest of an entity and (b) possession of power to direct or significantly influence the management and policies of an entity, including through veto rights. After the Stock Purchase, C3BS will be deemed an Affiliate of the Company.

(b) “BLA” means a Biologics License Application, or similar application that is submitted to the FDA, or an equivalent Regulatory Authority outside the United States of America (including any supra-national agency, such as in the European Union).

(c) “Clinical OnCyte Product” means any pharmaceutical product containing or comprising any of the Clinical OnCyte Assets, whether or not as the sole active ingredient, or covered by any Patent included in the Clinical OnCyte Assets, including, in each case, all formulations, line extensions and modes of administration thereof.

(d) “First Commercial Sale” means, with respect to any Product, the first sale for end use or consumption of such Product in a country after the Regulatory Authority of such country has granted Regulatory Approval. Sale to an Affiliate or sublicensee will not constitute a First Commercial Sale, unless the Affiliate or sublicensee is the end user of the Product.

(e) “IND” means an Investigational New Drug Application filed with the FDA, or the equivalent application or filing filed with any equivalent Regulatory Authority outside the United States of America (including any supra-national agency, such as in the European Union) necessary to commence human clinical trials in such jurisdiction.

(f) “Information” means all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

(g) “Net Sales” means, with respect to any Product, the gross invoiced sales of such Product by Company or its Affiliates or sublicensees, as applicable, to Third Parties after the First Commercial Sale of such Product, less the following deductions to the extent included in the gross invoiced sales price for such Product or otherwise directly paid or incurred by Company or its Affiliates or sublicensees, as applicable, with respect to the sale of such Product:

(i) normal and customary trade and quantity discounts, credits and allowances actually allowed and properly taken directly with respect to sales of such Product;

(ii) amounts repaid or credited by reason of rejections, recalls, returns, rebates, government mandated rebates and allowances;

(iii) chargebacks and other amounts paid on sale or dispensing of such Product;

(iv) retroactive price reductions that are actually allowed or granted;

(v) tariffs, duties, excise, sales, value-added or other taxes (other than taxes based on income);

(vi) cash discounts for timely payment;

(vii) delayed ship order credits;

(viii) discounts pursuant to patient discount programs; and

(ix) freight, shipping and insurance charges.

In no event will Products provided at cost for clinical trials or provided for charitable purposes or for free sampling be included in Net Sales. Except with respect to Combination Products (as defined below), neither Company nor its Affiliates or sublicensees will sell any Product with one or more other products or services for a single price.

In the case of any product that is sold by or on behalf of Company or its Affiliates or sublicensees which contains a Product in combination with one or more Therapeutically Active ingredients, products or components (a “Combination Product”), Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the invoice price of the Product (which does not contain the Therapeutically Active ingredient(s)), if sold separately, and B is the total invoice price of the Therapeutically Active ingredient(s) (other than the Product) in the Combination Product, if sold separately. If, on a country by country basis, the Therapeutically Active ingredient(s) (other than the Product) in the Combination Product are not sold separately in such country, then Net Sales for the purpose of determining royalties of the Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/D, where A is the invoice price of the Product (which does not contain the Therapeutically Active ingredient(s)), if sold separately, and D is the invoice price of the Combination Product. If neither the Product (which does not contain the Therapeutically Active ingredient(s)) nor the Therapeutically Active ingredient(s) (other than the Product) in the Combination Product is sold separately in a given country, then Seller and Company will determine Net Sales for such Combination Product by mutual agreement based on the relative contribution of the Product (which does not contain the Therapeutically Active ingredient(s)) and the Therapeutically Active ingredient(s) (other than the Product) in the Combination Product to the total value of such Combination Product.

(h) “Patents” means United States and foreign patents and patent applications, including, without limitation, certificates of invention and applications for certifications of invention, registered designs and registered design applications, industrial designs and industrial design applications and registrations, reissues, extensions, substitutions, confirmations, registrations, revalidations, renewals, term restorations, additions, provisionals, continuations, continuations-in-part and divisions thereof.

(i) “Phase 1 Study” means a human clinical study (for the avoidance of doubt, whether or not the study is carried out in the US) that would satisfy the requirements for a Phase 1 study as defined in 21 CFR §312.21(a) (or its successor regulation).

(j) “Phase 2 Study” means a human clinical study (for the avoidance of doubt, whether or not the study is carried out in the US) that would satisfy the requirements for a Phase 2 study as defined in 21 CFR §312.21(b) (or its successor regulation).

(k) “Phase 3 Study” means a human clinical study (for the avoidance of doubt, whether or not the study is carried out in the US) that would satisfy the requirements for a Phase 3 study as defined in 21 CFR §312.21(c) (or its successor regulation).

(l) “Preclinical OnCyte Product” means any pharmaceutical product containing or comprising any of the Preclinical OnCyte Assets, whether or not as the sole active ingredient, or covered by any Patent included in the Preclinical OnCyte Assets, including, in each case, all formulations, line extensions and modes of administration thereof.

(m) “Product” means either a Clinical OnCyte Product or a Preclinical OnCyte Product, as applicable.

(n) “Regulatory Approval” means any and all approvals (including price and reimbursement approvals, if required to initiate marketing), licenses, registrations or authorizations of any Regulatory Authority that are necessary for the manufacture, use, storage, import, transport, marketing and/or sale of a Product in such jurisdiction in accordance with applicable laws.

(o) “Regulatory Authority” means the governmental authority or agency having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the applicable country or jurisdiction, including, without limitation, the FDA.

(s) “Sanctions” means economic or, financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the United States, (ii) the United Nations Security Council, (iii) the European Union (and its member states), or (iv) the respective governmental institutions of any of the foregoing including, without limitation, the Office of Foreign Assets Control of the US Department of the Treasury, the US Department of Commerce, the US Department of State and any other agency of the US government.

(t) “Scientific Criteria of Success” means that a Product has a reasonable chance of successful commercialization (excluding any reasons essentially arising out of a change in C3BS’s own business strategy) as determined by the mutual agreement of the Parties. In the event that mutual agreement is not reached, the determination as to whether a Product has a reasonable chance of successful commercialization will be made by the majority vote of a committee of three qualified scientists (with each Party nominating one member of the committee and the two nominated members then choosing the final member), which decision will be binding on the parties.

(u) “Therapeutically Active” means biologically active, but does not include diluents, vehicles or specific adjuvants or any other ingredient which does not have any, or has only incidental, therapeutic properties when present alone.

(v) “Third Party” means any entity other than the Seller or the Company or an Affiliate of the Seller or the Company.

(w) “Success of Phase 1 Study” means the first dosing of the first patient in a Phase 2 Study.

(x) “Success of Phase 2 Study” means the first dosing of the first patient in a Phase 3 Study.

(y) “Success of Phase 3 Study” means the first filing for the first Regulatory Approval of a Product.

(z) “Valid Claim” will mean a claim contained in (i) an issued and unexpired patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise, or (ii) a patent application that has been pending for less than seven (7) years from the Effective Date. If a claim or a patent application that ceased to be a Valid Claim under clause (ii) of the preceding sentence because of the passage of time later issues as a part of a patent within clause (i) of the preceding sentence, then it will again be considered a Valid Claim effective as of the issuance of such patent.

(aa) Each of the following terms is defined in the provision set forth opposite such term below:

Term	Provision
Arbitral Tribunal	Section 25
Assumed Liabilities	Section 3(a)
Clinical OnCyte Assets	Section 2(a)
Company Indemnitees	Section 14(b)
Confidential Information	Section 15(a)
Disclosing Party	Section 15(a)
Indemnifying Party	Section 14(c)
Losses	Section 14(a)
Non-Scientific OnCyte Assets	Section 2(a)
Notice	Section 17
Opt-Out Right	Section 6(a)
Pre-Clinical OnCyte Assets	Section 2(a)
Purchase Price	Section 4(a)
Receiving Party	Section 15(a)
Rules	Section 25
Securities Act	Section 11(a)
Seller Indemnitees	Section 14(a)
Termination Fee	Section 6(a)(2)
Transferred Assets	Section 2(a)

2. Asset Purchase.

(a) Upon the terms and subject to the conditions of this Agreement, the Company does hereby purchase from the Seller, and Seller does hereby sell, transfer, assign and deliver to the Company, free and clear of all liens and encumbrances, all of the assets and rights of the Seller set forth on Exhibit A1 (the “Clinical OnCyte Assets”), Exhibit A2 (the “Preclinical OnCyte Assets”) and Exhibit A3 (the “Non-Scientific OnCyte Assets”), each to the extent that such assets and rights exist as of the date hereof and as they exclusively relate to the Business (collectively, the “Transferred Assets”).

(b) Notwithstanding anything in this Agreement to the contrary, the Seller will retain and the Company will not acquire any assets, properties and business of the Seller not specifically included in the Transferred Assets.

3. Assumption of Liabilities and Obligations.

(a) Subject to the terms and conditions set forth herein, the Company hereby assumes and agrees to pay, perform and discharge when due any and all liabilities, obligations and commitments of any nature of the Seller arising out of or relating to the Transferred Assets (the “Assumed Liabilities”), including, without limitation, payments due under the Dartmouth license agreements and all related amendments listed in Exhibit D.

(b) Except for the Assumed Liabilities, the Company does not assume or have any responsibility for any liability, obligation or commitment of any nature of the Seller, whether now or hereafter existing, and the Seller will pay all such liabilities, obligations or commitments.

4. Consideration.

(a) The purchase price for the Transferred Assets (the “Purchase Price”) will be: (i) the Company Shares, (ii) the assumption of the Assumed Liabilities and (iii) the milestone and royalty payments set forth below.

(b) Development and Non-Sales Based Milestone Payments. Within ten (10) days after the achievement of each of the following milestones for each Product, the Company will notify the Seller of such achievement. The Seller will issue an invoice to the Company. Within thirty (30) days after receipt of such invoice, the Company will pay to the Seller the non-refundable, non-creditable milestone payments set forth in the tables below. Further, each of the milestone payments set forth in the tables below will be payable only one time per Product.

Milestone Event	Milestone Payment (US$)
Clinical OnCyte Product
Success of first Phase 1 Study	$6,000,000
Success of first Phase 2 Study	$9,000,000
Success of first Phase 3 Study	$11,000,000
Approval of the first BLA	$14,000,000
Preclinical OnCyte Product
Filing of IND	$1,500,000
Success of first Phase 1 Study	$4,000,000
Success of first Phase 2 Study	$6,000,000
Success of first Phase 3 Study	$10,000,000
Approval of the first BLA	$15,000,000

(c) Sales Based Milestone Payments. Within ten (10) days after the achievement of each of the following milestones for each Product, the Company will notify the Seller in writing of such achievement. The Seller will issue an invoice to the Company. Within thirty (30) days after receipt of such invoice, the Company will pay to the Seller the non-refundable, non-creditable milestone payments set forth in the tables below. Further, each of the milestone payments set forth in the tables below will be payable only one time per Product.

Sales Based Milestones	Milestone Payment (US$)
First time cumulative worldwide Net Sales of such Product in a calendar year are equal to or exceed US$250,000,000	$15,000,000
First time cumulative worldwide Net Sales of such Product in a calendar year are equal to or exceed US$500,000,000	$25,000,000
First time cumulative worldwide Net Sales of such Product in a calendar year are equal to or exceed US$1,000,000,000	$40,000,000

(d) Royalties. Company will make annual royalty payments to Seller on Net Sales of each Product by Company, its Affiliates and sublicensees at the applicable rate set forth below:

(i) 5% of Net Sales of such Product if cumulative worldwide annual Net Sales are less than or equal to US$250,000,000;

(ii) 6% of Net Sales of such Product if cumulative worldwide annual Net Sales are greater than US$250,000,000 and less than or equal to US$500,000,000;

(iii) 7% of Net Sales of such Product if cumulative worldwide annual Net Sales are greater than US$500,000,000 and less than or equal to US$1,000,000,000; and

(iv) 8% of Net Sales of such Product if cumulative worldwide annual Net Sales are greater than US$1,000,000,000;

Provided, however, that such royalty payments shall be reduced by 50% in any country in the event that the manufacture, use or sale of such Product in such country would not infringe any Valid Claim of a Patent included in the Transferred Assets.

(e) Royalty Reduction for Third Party License. If the Company is required to obtain a license under one or more Patents of any Third Party (other than Dartmouth College) that, in the absence of such license, would be infringed by the use or sale of a Product, then 25% of the royalties actually paid under such Third Party license by the Company for sale of such Product in a country for a calendar year will be creditable against the royalty payments due to the Seller by the Company with respect to the sale of such Product in such country for such calendar year under Section 4(d); provided, however, that in no event will the royalties owed by the Company to the Seller with respect to Net Sales of such Product in such country for such calendar year be reduced by more than 50%.

(f) Royalty Term. Royalties under Section 4(d) will be payable on a Product-by-Product and country-by-country basis until the later of (a) the expiration of the last-to-expire Valid Claim of a Patent included in the Transferred Assets covering the manufacture, use or sale of such Product in such country or (b) the 10th anniversary of the First Commercial Sale of such Product in such country.

5. Payment; Records; Audits.

(a) Payment; Reports. Royalties will be calculated and reported for each calendar year and will be paid within 45 days after the end of each calendar year, beginning in the first calendar year in which the First Commercial Sale of the first Product occurs. Each royalty will be accompanied by a report of Net Sales of each Product by Company and its Affiliates and sublicensees, as applicable, each in sufficient detail to permit confirmation of the accuracy of the payment made, including, without limitation, and on a country-by-country basis, the number of units of such Product sold, the gross invoiced sales and Net Sales of such Product, the royalties payable, the method used to calculate the royalties, and the exchange rates used.

(b) Exchange Rate; Manner and Place of Payment. All payments hereunder will be payable in United States dollars. When conversion of payments from any foreign currency is required, such conversion will be at an exchange rate equal to the weighted average of the rates of exchange for the currency of the country from which the payments are payable as published by The Wall Street Journal, Eastern U.S. Edition, during the last calendar quarter for the calendar year in which a payment is due. All payments owed under this Agreement will be made by wire transfer in immediately available funds to the bank and account set forth in Exhibit C,, unless otherwise specified in writing by Seller.

(c) Income Tax Withholding. Seller will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by Company, Company will (i) deduct such taxes from the payment made to Seller, (ii) timely pay the taxes to the proper taxing authority, and (iii) send proof of payment to Seller and certify its receipt by the taxing authority within 10 days following such payment.

(d) Audits. For a period of three years following each calendar year of sales of each Product, Company will keep (and will cause its Affiliates and sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of such Product in sufficient detail to permit Seller to confirm the accuracy of all royalty payments and sales-based milestone payments due hereunder. Seller will have the right to cause an independent, certified public accountant reasonably acceptable to Company to audit such records to confirm Net Sales, royalties and other payments for a period covering not more than the preceding three years. Such audits may be exercised during normal business hours upon reasonable prior written notice to Company. Prompt adjustments will be made by the parties to reflect the results of such audit. Seller will bear the full cost of such audit, unless such audit discloses an underpayment by Company of more than 5% of the amount due under this Agreement, in which case, Company will bear the full cost of such audit and will promptly remit to Seller the amount of any underpayment.

(e) Late Payments. In the event that any payment due under this Agreement is not made when due, the payment will accrue interest from the date due at the rate of 1% per month; provided, however, that in no event will such rate exceed the maximum legal annual interest rate. The payment of such interest will not limit Seller from exercising any other rights it may have as a consequence of the lateness of any payment.

6. Opt-Out Rights.

(a) Opt-Out Rights. C3BS or the Company may at any time opt-out from the development of any Product (the “Opt-Out Right”) if it determines that (A) the data does not meet the Scientific Criteria of Success, (B) the market opportunity is incompatible with the required investment for such Product, or (C) for any other reason.

(1) If C3BS or the Company elects to exercise its Opt-Out Right with respect to any Product, C3BS or the Company will promptly, but in no event within thirty (30) calendar days of such decision, provide the Seller written notice of its election and shall thereafter make no attempt to license, sublicense, practice, develop, sell or otherwise access said Product or any right to said Product.

(2) If C3BS or the Company exercises its Opt-Out Right with respect to any Product for any reason, other than for the relevant data not meeting the Scientific Criteria of Success, then the Company or C3BS will pay to the Seller a Two Million Dollar (US$2,000,000) termination fee (the “Termination Fee”) in cash by wire transfer of immediately available funds to the bank account for the Seller set forth on Exhibit C or such other bank account specified by the Seller. For the avoidance of doubt, the Termination Fee will apply to each Product for which C3BS or the Company exercises its Opt-Out Right.

(3) Upon the notice by the Company that it exercises its Opt-Out Right in accordance with this Section 6(b) and receipt of the Termination Fee for such Product, the Company and C3BS will have no further milestone and royalty payment obligations with respect to such Product. For the avoidance of doubt, the Company and C3BS will remain obligated for milestone and royalty payments for all other Products.

7. C3BS Guarantee. C3BS agrees that it will guarantee to the Seller and be responsible to the Seller for the performance of any and all obligations of itself and the Company as set forth in this Agreement and the R&D Service Agreement from and after the closing of the Stock Purchase.

8. Seller’s Representations. The Seller has all necessary corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated under this Agreement. The execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized and all other corporate proceedings on the part of the Seller necessary to authorize this Agreement and the transactions contemplated by this Agreement have been taken. This Agreement has been duly executed and delivered by the Seller. The execution, delivery and performance of this Agreement by the Seller do not (i) conflict with or violate the charter or other organizational document of the Seller, (ii) materially conflict with or violate any law or order applicable to the Seller, or (iii) materially breach or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit under, or the creation of a lien on any of the Seller’s assets pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, permit or other instrument or obligation to which the Seller is a party.

9. The Company’s Representations. The Company has all necessary corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated under this Agreement. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized and all other corporate proceedings on the part of the Company necessary to authorize this Agreement and the transactions contemplated by this Agreement have been taken. This Agreement has been duly executed and delivered by the Company. The execution, delivery and performance of this Agreement by the Company do not (i) conflict with or violate the charter or other organizational document of the Company, (ii) materially conflict with or violate any law or order applicable to the Company, or (iii) materially breach or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit under, or the creation of a lien on any of the Company’s assets pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, permit or other instrument or obligation to which the Company is a party.

10. C3BS’ Representations. C3BS has all necessary corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated under this Agreement. The execution and delivery by C3BS of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized and all other corporate proceedings on the part of C3BS necessary to authorize this Agreement and the transactions contemplated by this Agreement have been taken. This Agreement has been duly executed and delivered by C3BS. The execution, delivery and performance of this Agreement by C3BS do not (i) conflict with or violate the charter or other organizational document of C3BS, (ii) materially conflict with or violate any law or order applicable to C3BS, or (iii) materially breach or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit under, or the creation of a lien on any of C3BS’s assets pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, permit or other instrument or obligation to which C3BS is a party.

11. Seller’s Securities Law Representations. The Seller hereby represents and warrants to the Company as follows:

(a) The Seller is acquiring and will hold the Company Shares for investment for its account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

(b) The Seller is fully aware of (i) the highly speculative nature of the Company Shares; (ii) the financial hazards involved; (iii) the lack of liquidity of the Company Shares and the restrictions on transferability of the Company Shares; (iv) the qualifications and backgrounds of the management of the Company; and (v) the tax consequences of acquiring the Company Shares.

(c) The Seller has had access to all information regarding the Company that the Seller reasonably considers important in making the decision to acquire the Company Shares.

(d) The Seller has a preexisting personal or business relationship with the Company and/or certain of its officers and/or directors of a nature and duration sufficient to make the Seller aware of the character, business acumen and general business and financial circumstances of the Company. By reason of the Seller’s business or financial experience, the Seller is capable of evaluating the merits and risks of this purchase, has the ability to protect its own interests in this transaction and is financially capable of bearing a total loss of the Company Shares.

(e) The Seller is an investor in securities of companies in the development stage and represents and acknowledges that it is able to fend for itself, can bear the economic risk of this investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Company Shares to be purchased hereunder.

(f) The Seller is an “accredited investor” within the meaning of the SEC Rule 501 of Regulation D promulgated under the Securities Act.

(g) No broker, investment banker, financial adviser or other person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or any affiliate thereof, except those for which the Seller will be solely responsible.

(h) The Seller (i) is a sophisticated individual or entity familiar with transactions similar to those contemplated by this Agreement, (ii) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the purchase of the Company Shares, (iii) has independently and without reliance upon the Company or any affiliate or agent thereof, and based on such information and the advice of such advisors as the Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Seller acknowledges that none of the Company or its affiliates or agents is acting as a fiduciary or financial or investment adviser to the Seller, and has not given the Seller any investment advice, opinion or other information on whether the purchase of the Company Shares is prudent. The Seller understands that the Company and its affiliates and agents will rely on the accuracy and truth of the foregoing representations, and the Company hereby consents to such reliance.

(i) At no time was the Seller presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the Company Shares.

(j) The Company understands and acknowledges that, in reliance upon the representations and warranties made by the Seller herein, the Company Shares are not being registered with the Securities and Exchange Commission (“SEC”) under the Securities Act, but instead are being issued under exemptions from the registration and qualification requirements of the Securities Act or other applicable securities laws which impose certain restrictions on the Company’s ability to transfer the Company Shares.

(k) The Seller understands that it may not transfer any Company Shares unless such shares are registered under the Securities Act or qualified under other applicable securities laws, or unless exemptions from such registration and/or qualification are available. The Seller understands that only the Company may file a registration statement with the SEC and that the Company is under no obligation to do so with respect to the Company Shares. The Seller has also been advised that exemptions from registration and qualification may not be available or may not permit the Seller to transfer all or any of the Company Shares in the amounts or at the times proposed by the Seller.

(l) The Seller acknowledges that, because the Company Shares have not been registered under the Securities Act, the Company Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. The Seller is aware of the provisions of Rule 144 promulgated under the Securities Act and has consulted with competent securities law counsel regarding the implications thereof.

12. Sellers’ Foreign Corrupt Practices Act Representation. None of the Seller, or to the Seller’s knowledge, any other person acting on behalf of the Seller or the Company, including any director, officer, agent, consultant, employee or controlled Affiliate of the Seller (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or (iii) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment. The Seller is in compliance and has been in compliance with the United States Foreign Corrupt Practices Act (the “Foreign Corrupt Practices Act”) and any other United States or foreign legal requirements concerning corruption or bribery. The Seller has not been investigated by any governmental authority with respect to, or been given notice by a governmental authority of, any violation by the Seller of the Foreign Corrupt Practices Act or any other United States or foreign legal requirements concerning corruption or bribery. The Seller (i) keeps books, records, and accounts that accurately and fairly reflect in all material respects transactions and the distribution of the Seller’s assets, and maintains a system of internal accounting controls sufficient to provide reasonable assurances that transactions are properly recorded in accordance with the Foreign Corrupt Practices Act or any other United States or foreign legal requirements concerning corruption or bribery and (ii) the Seller maintains disclosure controls and procedures and an internal accounting controls system that were prepared and have been maintained to prevent, detect and deter violations of the Foreign Corrupt Practices Act or any other United States or foreign legal requirements concerning corruption or bribery.

13. Seller’s Sanctions Representation. None of the Seller, and to the Seller’s knowledge, any other Person acting on behalf of the Seller or the Company, including any director, officer, agent, consultant, employee or controlled Affiliate (i) is or ever has been a target of or in violation of any Sanctions, (ii) has received notice of, or is otherwise aware of, any claim, action, suit, proceedings or investigation involving it with respect to Sanctions, (iii) conducted any business in or for the benefit of Cuba, Iran, North Korea, Sudan or Syria, (iii) engaged in any transaction, activity or conduct with or for the benefit of any person that is the target of Sanctions in such a manner that would be reasonably likely to cause it or the Seller to become the target of Sanctions.

12. Disclaimer. Except as expressly set forth herein, THE TRANSFERRED ASSETS ARE PROVIDED “AS IS” AND THE SELLER EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES. Without limiting the generality of the foregoing, the Seller expressly does not warrant (a) the success of any study commenced pursuant to the terms of this Agreement, or (b) the safety, effectiveness or usefulness for any purpose of the Transferred Assets provided to the Company hereunder.

13. Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF SECTION 15, NEITHER PARTY WILL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; provided, however, that this Section 13 will not be construed to limit either party’s indemnification obligations under Section 14 below.

14. Indemnification.

(a) Indemnification by the Company. The Company hereby agrees to save, defend, indemnify and hold harmless the Seller, its Affiliates and their respective officers, directors, employees, consultants and agents (collectively, the “Seller Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which any Seller Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of (a) the gross negligence or willful misconduct of any Company Indemnitee (defined below), (b) the breach by the Company or C3BS of any warranty, representation, covenant or agreement made by the Company or C3BS in this Agreement or the R&D Service Agreement, or (c) the development, manufacture, use, handling, storage, sale or other disposition of any Product by or on behalf of the Company, C3BS or their Affiliates or sublicensees; in each case except to the extent such Losses result from the gross negligence or willful misconduct of any Seller Indemnitee or the breach by the Seller of any warranty, representation, covenant or agreement made by the Seller in this Agreement or the R&D Service Agreement.

(b) Indemnification by the Seller. The Seller hereby agrees to save, defend, indemnify and hold harmless the Company, its Affiliates and their respective officers, directors, employees, consultants and agents (the “Company Indemnitees”) from and against any and all Losses to which any Company Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of (a) the gross negligence or willful misconduct of any Seller Indemnitee, or (b) the breach by the Seller of any warranty, representation, covenant or agreement made by the Seller in this Agreement or the R&D Service Agreement; in each case except to the extent such Losses result from the gross negligence or willful misconduct of any Company Indemnitee or the breach by Company or C3BS of any warranty, representation, covenant or agreement made by Company in this Agreement or the R&D Service Agreement.

(c) Control of Defense. In the event a party seeks indemnification under Section 14(a) or 14(b), it will inform the other party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim, will permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and will cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim.

15. Confidentiality.

(a) Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, each party agrees that, during the Term and for five (5) years thereafter, such party (the “Receiving Party”) will keep confidential and will not publish or otherwise disclose and will not use for any purpose, other than as expressly provided for in this Agreement, any Information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (collectively, “Confidential Information”), it being understood however that, for the purpose of this Agreement, any information relating to the Transferred Assets will not be deemed to be Confidential Information of the Company, but will be deemed to be Confidential Information of the Seller, except to the extent that it would be generally known to the public.

(b) Use of Confidential Information. The Receiving Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information.

(c) Exceptions. Confidential Information will not include any information which the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (b) is known by the Receiving Party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the Receiving Party by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party, without the use of Confidential Information of the Disclosing Party, as evidenced by the Receiving Party’s written records maintained in the ordinary course of business.

(d) Authorized Disclosure. Each party may disclose Confidential Information of the other party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(i) filing or prosecuting Patents as permitted by this Agreement;

(ii) prosecuting or defending litigation as permitted by this Agreement;

(iii) complying with applicable court orders or governmental regulations; and

(iv) disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.

Notwithstanding the foregoing, in the event either party is required to make a disclosure of the other party’s Confidential Information pursuant to Sections (ii) or (iii) above, it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission or as otherwise required by law.

16. Further Assurances. Seller, the Company and C3BS each hereby covenant that at any time and from time to time after the date hereof, it will, upon the written request of another party, and without further considerations, promptly execute and deliver, or cause to be executed and delivered, to the requesting party all such other documents, as the Seller, the Company or C3BS may reasonably request in order to carry out or evidence the terms of this Agreement.

17. Notices. All reports, approvals and notices required or permitted by this Agreement to be given to a party (each a “Notice”) will be given in writing, by personal delivery, telecopy or overnight courier, to the party concerned at its address set forth below (or at such other address as a party may specify by written notice pursuant to this Section 17 to the other parties):

If to C3BS:

Cardio3 Biosciences S.A.

Rue Edouard Belin 12, 1435

Mont-Saint-Guibert, Belgium

Fax: +3210394141

If to the Seller:

Celdara Medical, LLC

16 Cavendish Ct.

Lebanon, NH 03766

Fax:

If to the Company:

OnCyte, LLC

16 Cavendish Ct.

Lebanon, NH 03766

Fax:

All Notices will be deemed effective, delivered and received (a) if given by personal delivery, or by internationally recognized overnight courier, when actually delivered and signed for, or (b) if given by facsimile, when such facsimile is transmitted to the facsimile number specified above and receipt therefor is confirmed.

18. Assignment; Binding Effect; No Third-Party Rights. Except as otherwise provided in this Agreement, neither this Agreement nor the rights granted hereunder may be assigned or transferred by the Seller, the Company or C3BS without the prior written consent of the other parties (which consent will not be unreasonably withheld); provided, however, that a party may assign this Agreement and its rights and obligations hereunder without the other parties’ consent (a) in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to another party, whether by merger, sale of stock, sale of assets or otherwise, or (b) to any Affiliate. Notwithstanding the foregoing, any such assignment to an Affiliate will not relieve the assigning party of its responsibilities for performance of its obligations under this Agreement will. Except as expressly stated in this Agreement, this Agreement is for the sole benefit of the parties hereto and is not intended to and will not confer upon any person other than the parties hereto any rights or remedies hereunder. Except as otherwise provided in this Agreement, this Agreement will be binding on the permitted successors and assigns of the parties, each such permitted successor and assign being deemed to be a party hereunder in substitution of its respective transferor. Any attempted assignment, delegation or transfer in violation hereof, will be void and of no force and effect.

19. Entire Agreement. This Agreement, the Stock Purchase Agreement and the R&D Service Agreement contain the entire understanding and agreement among the parties with respect to the subject matter hereof and supersede all prior oral and written understandings and agreements relating thereto.

20. Expenses. All expenses incurred by a party or on its behalf in connection with this Agreement or related to the preparation, negotiation, execution and performance of this Agreement, will be borne by the party incurring such expenses.

21. Waivers; Amendments. Any waiver by any party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in a writing signed by the waiving party. This Agreement may only be modified or amended with the written consent of the Seller, the Company and C3BS.

22. Reformation and Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, then (i) in lieu of such illegal, invalid or unenforceable provision, the parties will endeavor in good faith negotiations to agree on a provision as similar to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, provided that no party will be required to agree to any provision that would materially alter any of its rights or obligations under this Agreement, and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby, except where the fundamental relationship among the parties has been materially altered.

23. Governing Law. This Agreement will in all respects be governed by and construed in accordance with the laws of the state of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction. Each party to this Agreement further agrees that the laws of the state of Delaware bear a reasonable relationship to this Agreement and irrevocably and unconditionally waives any objection to the application of the laws of the state of Delaware to any dispute and further irrevocably and unconditionally waives and agrees not to plead or claim that any dispute should not be governed by the laws of the state of Delaware. The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

24. Governing Language. The official text of this Agreement and any exhibits attached hereto, or any notices given or accounts, reports or statements required hereby, will be in English. In the event of any dispute concerning the construction or interpretation of this Agreement, reference will be made only to this Agreement as written in English and not to any other translation into any other language.

25. Arbitration. In the event of any dispute, controversy or claim among any of the parties hereto arising out of or relating to this Agreement, the parties will attempt to resolve such dispute between themselves within thirty (30) calendar days following the date a party sends written notice of such dispute to the other parties. If the parties fail to resolve such dispute within such period of time, then the dispute will be finally settled by final and binding arbitration under the then-current Rules of Arbitration of the International Chamber of Commerce (the “Rules”). The dispute will be resolved before a panel of three experts with relevant industry experience (the “Arbitral Tribunal”). One (1) arbitrator will be chosen by Seller and one (1) arbitrator will be chosen by Company within fifteen (15) days from the notice of initiation of arbitration. The third arbitrator will be chosen by mutual agreement of the arbitrator chosen by Seller and the arbitrator chosen by Company within fifteen (15) days of the date the last arbitrator was appointed or, failing such agreement, will be appointed in accordance with the Rules. The place of the arbitration will be New York, New York. The arbitration will be conducted in the English language. The parties will request the Arbitral Tribunal to use commercially reasonable efforts to rule on each disputed issue within thirty (30) calendar days after the completion of hearings; provided, however, that the failure of the Arbitral Tribunal to so rule during such period will not affect or impair the validity of any arbitration award. The determination of the Arbitral Tribunal as to the resolution of any dispute will be final, binding and conclusive upon all parties hereto. All rulings of the Arbitral Tribunal will be in writing, describing the essential findings and conclusions on which an award is based, including the calculation of any damages awarded, and will be delivered to the parties hereto. Any award rendered by the Arbitral Tribunal will be enforceable in any court of competent jurisdiction.

26. Consent to Jurisdiction. Any litigation against any party to this Agreement (including, for avoidance of doubt, the Company) arising out of or in any way relating to this Agreement will be brought in the Court of Chancery of the State of Delaware or in any federal court located in the State of Delaware and each of the parties hereby submits to the exclusive jurisdictions of such courts for the purpose of any such litigation. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above will be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 26. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THE TRANSACTION IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR IN ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

27. Attorneys’ Fee. In the event that any party institutes any legal suit, action or proceeding, including arbitration, against the other party arising out of or relating to this Agreement, the prevailing party in the suit, action or proceeding, or if there is none, the substantially prevailing party, will be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including actual attorneys’ fees and expenses, actual expert witness’ fees and court costs, whether in an original action or on appeal.

28. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The exchange of a fully executed version of this agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile will be sufficient to bind the parties to the terms and conditions of this agreement and no exchange of originals is necessary.

29. Headings. The headings in this Agreement are solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

CELDARA MEDICAL, LLC

By:	/s/ Jake Reder
Name: Jake Reder, Ph.D.
Its: CEO

ONCYTE, LLC

By:	/s/ Jake Reder
Name: Jake Reder, Ph.D.
Its: Authorized Person, on behalf of Celdara Medical, LLC

CARDIO3 BIOSCIENCES S.A.

By:	/s/ Christian Homsy
Name: LSS Consulting SPRL, represented by its permanent representative Christian Homsy
Its: CEO - acting under a special power of attorney